Exhibit 99

For immediate release:	Contact: Andy McCormick
December 18, 2006	212-733-5469
Paul Fitzhenry
212-733-4889

PFIZER BOARD OF DIRECTORS NAMES CHIEF EXECUTIVE OFFICER
JEFFREY B. KINDLER CHAIRMAN OF THE BOARD
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Pfizer Increases Dividend 21 Percent to 29 Cents Per Share for the First Quarter of 2007 as Part of Continuing Focus on Total Return to Shareholders

NEW YORK, December 18 – The Pfizer Board of Directors has elected Pfizer Chief Executive Officer Jeffrey B. Kindler as its chairman, effective December 19, succeeding Hank McKinnell. Dr. McKinnell will step down from the Board when he leaves the company in February 2007.

The Board also increased the company’s first quarter 2007 dividend 21 percent from 24 cents to 29 cents per share, while the company continues to invest in its pipeline, new products and other significant growth opportunities.

The dividend is payable on March 6, 2007 to shareholders of record on February 9, 2007.

“Our decision to name Jeff chairman reflects the Board’s confidence in his strong leadership and vision for the company as the pharmaceutical industry undergoes unprecedented change,” said Lead Independent Director Stanley O. Ikenberry. “Jeff is bringing important new perspectives to all aspects of the company’s operations and strategies. He is moving quickly to make Pfizer more agile and responsive to its customers, including naming a new management team, engaging and energizing our colleagues, reducing layers and speeding decision-making across the company. He is strengthening our relationships with shareholders, key government officials and many others who have a stake in Pfizer’s future success. He is the right leader for Pfizer and its great people.”

“I am deeply gratified to be elected Chairman of the Board,” said Mr. Kindler. “I am fortunate to lead a great company and have the support of outstanding colleagues dedicated to finding the next generation of innovative medicines. This is a time of accelerating change for our company, and we are committed to transforming the way we do business so that we capitalize on the growing demand for innovative medicines around the world.

“Substantially raising our dividend is an important step in meeting one of our key objectives: enhancing the total return for our shareholders,” said Mr. Kindler. “While we transform our operations for long-term growth, we are delivering strong bottom-line growth, meeting our share buyback goals and providing an attractive dividend yield to our investors.

“We will continue to invest in our new products and growth opportunities. Our R&D pipeline has a wide and promising array of new therapies for major markets, and we are also stepping up our licensing and business development to capitalize on external opportunities in science and technology that complement our internal efforts. Our goal is to create and sustain long-term value for our shareholders, and we look forward to providing more details on our longer-term strategies at our January meeting with the financial community.”

Pfizer continues to expect strong operating cash flow of more than $16 billion in 2006 that will be supplemented by the after- tax proceeds of about $13.5 billion from the divestiture of its Consumer Healthcare business, which is expected to close shortly. Pfizer continues to target average annual growth in adjusted diluted earnings per share (EPS)(1) in the high single digits over 2007-08. As previously announced, Pfizer will complete the purchase of $7 billion in common stock by the end of 2006 while targeting a buyback of up to $10 billion in 2007.

The company expects its Phase 3 portfolio to grow rapidly and is targeting the introduction of four new medicines a year beginning in 2011, and two new externally sourced products per year starting in 2010.

Pfizer is also committed to lowering its cost base in 2007 and 2008, and to enhancing the company’s flexibility to adjust its expenses in the face of changing market conditions.

The first quarter 2007 cash dividend will be the 273rd consecutive quarterly dividend paid by Pfizer, and 2007 will mark the 40th consecutive year of annual dividend increases for Pfizer shareholders.

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DISCLOSURE NOTICE: The information contained in this release is as of December 18, 2006. The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

This release contains forward-looking information about the Company’s financial results, cash flow, cost reductions, stock purchases, products in development and new products that involves substantial risks and uncertainties. A description of these risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in its reports on Forms 10-Q and 8-K.

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(1) "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, merger-related costs, discontinued operations, and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended October 1, 2006, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.